First Amendment to Automatic YRT Reinsurance Agreement

("First Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"). The undersigned parties hereby agree that the Agreement shall be and is hereby amended and incorporated as follows:

1.Exhibit A, Exhibit B and Exhibit D of the Agreement are deleted and replaced by the attached revised Exhibit A, Exhibit B and Exhibit D each marked "Revised [*]", in order to add coverage for new [*], and Variable Universal Life products and certain riders to these products, collectively the "[*] Plans". Reinsurance premiums for policies on the [*] Plans will be based on Schedule D-1. For the avoidance of doubt, the parties agree and acknowledge that: (i) there are no changes to Schedule D-1, so it is not attached; (ii) coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement; and (iii) reinsurance premiums, reinsurance allowances and

Reinsurer's Percentage Share shall likewise remain unchanged for all other previously reinsured plans.

2.With respect to Article 12 related to recapture, the recapture periods for existing and new business on all reinsured plans remain unchanged at [*]. For the sake of clarity, the increased retention limits used as a basis to reduce the amount of reinsurance in force may be the result of an increase in the Ceding Company's Per Life Retention, an increase to the quota share retention rate as outlined in Exhibit A, or both.

3.Article 12 relating to Recapture shall apply separately to VUL Plans (Form 138795), [*]. [*]

4.[*]

5.The Agreement shall apply to all eligible policies issued on the [*] Plans with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Amendment. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

6.With respect to Article 8.3 relating to Transition, introduction of the [*] Plans shall be treated as separate from introduction of previously reinsured plans, such that in each instance there shall be a transition period as set forth in Article 8.3. For purposes of the introduction of the [*] Plans, the free look period administered by the Ceding Company will be ninety (90) days.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement. Except as expressly amended above, all other terms of the Agreement, together with all exhibits and attachments thereto, remain in full force and effect. This First Amendment is effective [*] upon execution by both of the undersigned parties.

This First Amendment has been signed in multiple counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument. The Ceding Company and the Reinsurer agree that transmission of copies of original signatures as a "PDF" document attached to an email will constitute valid execution of this Amendment and that, in such instance, there will be no need to exchange "wet" signatures. This First Amendment is executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

A-2

Exhibit A (Revised [*])

RETENTION LIMITS OF THE CEDING COMPANY

A.1 Life Insurance

[*]

For all policies other than [*], for purposes of determining Per Life Retention on automatically ceded business, Ceding Company will retain [*] of the Specified Amount of any base policy or rider up to the Per Life Retention Limit as specified in the above chart. Calculation of Retained Share, in cases where the Per Life Retention Limit is reached, is explained below.

[*]

In determining whether the Per Life Retention Limit has been reached for any insured life, retained amounts on all in force single life coverages (and one-half of the retained amounts on joint life coverages) issued by the Ceding Company, will be added together to determine the Ceding Company's available retention for policies reinsured under any agreement; such retained amounts to be determined based on records maintained by the Ceding Company. The Ceding Company's retention will be filled oldest policy first, and if multiple coverages are effective on the same date, then in the following order: (i) single life policies, (ii) single life riders other than Survivor Insured Rider, (iii) Survivor Insured Rider, (iv) one half of joint life policies, (v) one half of riders on joint life policies. The Per Life Retention Limit applies to risk retained by the Ceding Company regardless of whether the policies on the life are reinsured on an automatic or facultative basis.

In determining whether the Joint Life Retention Limit has been reached for a policy on any pair of insured lives, retained amounts on all in force single life coverages on either life (and, for each life, one-half of the retained amounts on any joint life coverages on that life) issued by the Ceding Company, will be added together to determine the Ceding Company's available retention for joint life policies on the two lives reinsured under any agreement; such retained amounts to be determined based on records maintained by the Ceding Company. The Ceding Company's retention will be filled oldest policy first, and if multiple coverages are effective on the same date, then in the following order: (i) single life policies on either life; (ii) single life riders other than Survivor Insured Rider on either life; (iii) Survivor Insured Rider on either life; (iv) for either life, one half of joint life policies; (v) for either life, one half of riders on joint life policies. The Joint Life Retention Limit applies to risk retained by the Ceding Company regardless of whether the policies on the lives are reinsured on an automatic or facultative basis.

A-2

Retained Share means that portion of the Net Amount at Risk which is not ceded to reinsurers. Retained Share for automatic business shall mean the amount produced by the following formula: [(a divided by b) times c] where:

"a" equals [*] of the Specified Amount up to the amount that would cause Ceding Company to exceed its Per Life Retention Limit;

"b" is the Specified Amount; and

"c" is the Net Amount at Risk.

Retained Share for facultative cessions will be determined by the same formula but the percentage used in the calculation shall be determined by the Ceding Company on a case- by-case basis at the time of issue, provided the amount retained is not inconsistent with the terms of the facultative offer accepted by the Ceding Company. For facultative policies, it is understood the Ceding Company may at its option retain an amount more or less than its normal retention as described above, unless otherwise specified in the Reinsurer's facultative offer.

A-2

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

The business reinsured under this Agreement is defined as follows:

B.1 Plans and Riders

Policies issued on plans with effective dates on or after the Commencement Date shown below qualify for reinsurance under the terms of this Agreement. It is understood that policies may be backdated by up to six (6) months from the date shown below.

Plan Identification	Commencement	End	Reinsurer's
	Date	Date	Percentage
Share for
Automatic
Cessions

[*]	[*]		[*]
Variable Universal Life 6 (Form
138795, 2017 CSO Basis,	[*]		[*]
"VUL6")
[*]	[*]		[*]
*Riders:
Automatic Increasing Benefit	[*]		[*]
Rider (AIBR) (Form 38965)
Overloan Protection Benefit	[*]		[*]
(Form 138787)
Accounting Value Increase Rider
(Form 112823)	[*]		[*]
Death Benefit Option 3
Endorsement (Form 112540)	[*]		[*]
Endorsement about Distribution
of Policy Value (Form 112678)	[*]		[*]

Indexed Account Endorsement
for VUL-5 and VUL6 (Form	[*]	[*]
112477)
[*]	[*]	[*]
[*]	[*]	[*]

*Rider's to follow Reinsurer's Percentage Share of base product.

B.2 Basis

Cessions may be automatic, capacity facultative, or non-capacity facultative. Only mortality risk will be reinsured under this Agreement.

Automatic cessions shall be on a first dollar quota share basis with the Ceding Company retaining its Retained Share as described in Exhibit A. For automatic cessions, Net Amount at Risk in excess of the Retained Share will be ceded to a pool of reinsurers, subject to the Automatic Binding Limits and Jumbo Limits set forth herein.

The Reinsurer's Percentage Share of each plan is specified in B.1 of this Exhibit; the Reinsured Net Amount at Risk is as defined in Article 5 of the Agreement.

Facultative cessions will be negotiated on a case-by-case basis. Ceding Company at its discretion may submit any policy for facultative consideration rather than automatic cession or in cases where automatic capacity has been exhausted. For facultative cessions, the Ceding Company's Retained Share and the Reinsured Net Amount at Risk shall be determined in the manner described in Exhibit A.

[*]

B.3 Automatic Binding Limits

[*]

B.4 Jumbo Limits

[*]

B.5 Conditional Receipt or Temporary Insurance Agreement

The Reinsurer's liability will not exceed its proportionate share of

a)Five hundred thousand dollars ($500,000), or

b)One million dollars ($1,000,000) if the amount is ordered by court of competent jurisdiction or the result of a settlement with the beneficiary.

B.6 Cession Limits

Minimum Initial Cession: None.

B.7 International Risks

Ceding Company may automatically cede risk on any international client in accordance with the eligibility criteria and application requirements set forth in the Ceding Company's "Guidelines for Underwriting International Clients". The parties acknowledge that the guidelines in use as of the effective date have been supplied to and approved by the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its "Guidelines for Underwriting International Clients". This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

B.8 [*]

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

D.1 Premiums and Allowances

Plans covered under this Agreement will be reinsured on a YRT basis.

[*]

D.2 Age Basis

Age Nearest Birthday

D.3 Policy Fees

The Reinsurer will not participate in any policy fees.

D.4 Substandard Premiums

[*]

D.5 Riders and Benefits

AIBR (Automatic Increase Benefit Rider) – Elected increases will be proportionately reinsured using the premiums for the base coverage, at point-in-scale.

Accelerated Death Benefit for Terminal Illness – If Ceding Company pays an accelerated death benefit for terminal illness under the terms of the policy contract, the reinsurance coverage will continue unaffected until the death of the insured.

[*]

[*]

AdvanceSource Rider (Accelerated Benefit Rider for Chronic Illness (LTC Rider) – Any such rider is not reinsured under this Agreement, but payments made under such a rider are taken into account when determining Reinsured Net Amount at Risk as defined in Article 5 – Reinsured Risk Amounts.

Overloan Protection Benefit – If certain conditions are met and this rider is exercised, the policy becomes paid up insurance. Reinsurance premiums would continue to be paid for any remaining Reinsured Net Amount at Risk until policy termination.

AVIR (Accounting Value Increase Rider) – If the policy is fully surrendered while the rider is in force, a portion of the surrender charge that would apply to the initial Specified Amount is waived. The waiver does not apply to any surrender charge due to increases in the Specified Amount, or to partial surrenders, or resulting from the surrendered policy being exchanged for a new policy or contract. No additional reinsurance premiums are payable to Reinsurer for coverage of this rider. There is no reinsurance impact from the AVIR other than reductions in policy value due to additional cost of insurance charges.

The following benefits are not reinsured under this Agreement:

Waiver of Premium Rider

Waiver of Monthly Deduction Rider (WMD) Children's Insurance Rider (CIR) Accidental Death Benefit Rider (ADB) Charitable Giving Benefit Rider Accelerated Death Benefit for Terminal Illness

AdvanceSource Rider (Accelerated Benefit Rider for Chronic Illness (LTC Rider)

D.6 Method for Calculating Frasierized Joint Last Survivor Premiums

[*]